Exhibit 99.1

Investor Contact: Ken Jones
                  864-597-8658
                                                                NEWS RELEASE
Media Contact:    Debbie Atkins
                  864-597-8361


  DENNY'S CORPORATION COMPLETES $92.0 MILLION PRIVATE PLACEMENT OF COMMON STOCK

         SPARTANBURG, S.C., July 7, 2004 -- Denny's Corporation (OTCBB: DNYY) announced today that it has closed a private placement of 48,429,997 shares of its common stock sold to accredited institutional investors at a price of $1.90 per share yielding gross proceeds of approximately $92.0 million. The Company now has 89.7 million aggregate shares outstanding. The proceeds from the private placement will be used to reduce indebtedness and for general corporate purposes. The Company may initially reduce debt by repaying a portion of amounts outstanding under the Company's credit facility as well as prepaying or acquiring a portion of the Company's 12.75% Senior Notes due 2007 and/or 11.25% Senior Notes due 2008. UBS Securities LLC acted as exclusive placement agent and financial advisor to the Company in connection with this private placement.

         Commenting on the transaction, Andrew F. Green, Chief Financial Officer of Denny's, said, "The deleveraging effected by this substantial equity investment, along with our improving operational performance, enhances Denny's credit profile. In order to further strengthen our capital structure, we are moving forward with refinancing our credit facility as well as evaluating a refinancing of some or all of our senior notes. We believe these efforts will enable us to lower our interest expense, providing additional cash flow for investment in new restaurants, remodels of current restaurants and other growth initiatives."

         Nelson J. Marchioli, President and Chief Executive Officer of Denny's, stated, "We are very pleased with the support provided by these institutional investors, which include both existing shareholders and new investors. We feel it is further confirmation of the strength of the Denny's brand and the steps we have taken to build upon that strong foundation."

         The securities sold in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be re-offered or re-sold in the United States in the absence of an effective registration statement or exemption from registration requirements. However, as part of the transaction, the Company has agreed to file a registration statement with the Securities and Exchange Commission no later than 30 days after the closing of the transaction, and thereafter to seek and maintain the effectiveness of such registration statement, for purposes of registering for resale the shares of common stock issued in the private placement.

         This release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.



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         Denny's is America's largest full-service family restaurant chain, consisting of 556 company-owned units and 1,063 franchised and licensed units, with operations in the United States, Canada, Costa Rica, Guam, Mexico, New Zealand and Puerto Rico. For further information on Denny's, including news releases, links to SEC filings and other financial information, please visit our website at www.dennys.com.

         Certain matters discussed in this release may constitute forward looking statements involving risks, uncertainties, and other factors that may cause the actual performance of Denny's Corporation, its subsidiaries and underlying restaurants to be materially different from the performance indicated or implied by such statements. Factors that could cause actual performance to differ materially from the performance indicated by such statements include, among others: the competitive pressures from within the restaurant industry; the level of success of the Company's operating initiatives and advertising and promotional efforts; adverse publicity; changes in business strategy or development plans; the ability to refinance our credit facility on favorable terms; terms and availability of capital; regional weather conditions; overall changes in the general economy, particularly at the retail level; political environment (including acts of war and terrorism); and other factors from time to time set forth in the Company's SEC reports, including but not limited to the discussion in Management's Discussion and Analysis and the risks identified in
Exhibit 99 contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2003 (and in the Company's subsequent quarterly reports on Form 10-Q).